Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on August 29, 2018, by and between BayVanguard Bank (the “Bank”), BV Financial, Inc., (“BVFI”), the stock holding company of the Bank, Bay-Vanguard, M.H.C. a federal mutual holding company and Timothy L. Prindle (“Executive”). Any reference to the “Company” shall mean BVFI and Bay-Vanguard, M.H.C.

WHEREAS, the Bank, the Company and Kopernik Bank (“Kopernik”) are parties to an Agreement and Plan of Merger, dated as of August 29, 2018 (the “Merger Agreement”); and

WHEREAS, Executive recognizes that the Bank’s willingness to enter into the Merger Agreement is dependent on Executive’s continued services for the period provided in this Agreement; and

WHEREAS, Executive wishes to continue to serve in the employ of the Bank for the period provided in this Agreement and upon the terms and conditions provided for in this Agreement; and

WHEREAS, Executive and Kopernik are currently parties to an employment agreement, dated as of February 27, 2018 (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive agrees to serve as Co-President and Co-Chief Executive Officer of the Bank and the Company or any successor position(s) as mutually agreed to by Executive and the Bank and the Company (the “Executive Positions”), and will perform the duties and will have all powers normally associated with those positions and as may be set forth in the bylaws of the Bank and the Company. Executive will report directly to the Board of Directors of the Bank and the Company, as applicable. During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer or director of any subsidiary or affiliate of the Bank or the Company and in that capacity carry out the duties and responsibilities reasonably appropriate as an officer or director of the subsidiary or affiliate.

2.	TERM AND DUTIES.

(a) Term and Annual Renewal. The initial term of this Agreement and the period of Executive’s employment hereunder shall begin on the date on which the Effective Time (as defined in the Merger Agreement) occurs (the “Effective Date”) and shall continue through the third anniversary of the Effective Date (the “Term”). Commencing on the first anniversary of the Effective Date and continuing on each anniversary date thereafter (the “Renewal Date”), the Term will extend automatically for one additional year, so that the Term will be three years from such Renewal Date, unless either the Bank or Executive by written notice to the other given at least ninety (90) days prior to such Renewal Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either the Bank or the Executive, this Agreement shall terminate as of the last day of the then current Term.

(b) Change in Control. Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 hereof, the term of this Agreement shall be extended automatically so that it will expire no less than three (3) years beyond the effective date of the Change in Control, subject to extensions as set forth in Section 2(a) hereof.

(c) Membership on Other Boards or Organizations. During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Positions. Notwithstanding the preceding sentence, subject to the approval of the Board of Directors, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case the service will not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any affiliates of the Bank (as determined by the Board of Directors), or present any conflict of interest.

(d) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement.

(e) Failure of Transaction to Close. This Agreement shall become null and void and the parties will have no obligations hereunder if (i) the Merger Agreement is terminated in accordance with its terms, (ii) either party to the Merger Agreement fails to complete the transactions contemplated by the Merger Agreement for any reason or (iii) if Executive terminates employment with the Bank for any reason prior to the Effective Time.

(f) Prior Agreement. The prior Agreement shall terminate and have no further force and effect upon the Effective Date of this Agreement. If the transactions contemplated by the Merger Agreement do not occur pursuant to Sections 3(e)(i) or 3(e)(ii) hereof and, therefore this Agreement does not become effective, then the Prior Agreement shall continue in accordance with it terms.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a) Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, the Bank will provide Executive the compensation specified in this Agreement. The Bank will pay Executive a salary of $215,000 per year (“Base Salary”). Executive’s Base Salary will be payable in accordance with the customary payroll practices of the Bank. During the term of this Agreement, the Board of Directors will consider increasing, but may not decrease Executive’s Base Salary, as the Board of Directors deems appropriate. Notwithstanding the foregoing, following a Change in Control, the Compensation Committee (or other applicable committee of the Board of Directors as a whole) shall continue to review annually the rate of Executive’s Base Salary, and shall increase the Base Salary by a percentage that is not less than the average annual percentage increase in Base Salary received by Executive over the three calendar years immediately preceding the year in which the Change in Control occurs. Any change in Base Salary will become the new “Base Salary” for purposes of this Agreement.

(b) Bonus or Incentive Plans. Executive will be eligible to participate in any bonus or incentive plan or arrangement of the Bank or the Company in which senior management is eligible to participate. Nothing paid to Executive under any bonus or incentive plan or arrangement will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement.

(c) Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank, on the same terms and conditions as the plans are available to other employees and officers of the Bank. Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plan, including but not limited to retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of the plans and arrangements as applicable to other management employees.

(d) Initial Payment. In full satisfaction of any and all obligations under the Prior Agreement, the Bank will pay (unless the amount is paid by Kopernik prior to the Effective Date) Executive a lump sum cash payment on the Effective Date equal to 2.99 times the average taxable income reported by Kopernik on Form W-2 (Box 1) for Executive for the five completed taxable years immediately preceding the year in which the Effective Date occurs, subject to any application withholding of taxes.

(e) Vacation. Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices for his positions, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(f) Expense Reimbursements. The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in organizations as Executive and the Board of Directors mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of the expenses in accordance with applicable policies and procedures of the Bank. All reimbursements pursuant to this Section 3(f) will be paid promptly by the Bank and in any event no later than 30 days following the date on which the expense was incurred.

(g) Automobile Allowance, Cellular Phone and Conference Attendance. During the term of this Agreement, the Bank will reimburse Executive for all costs associated with the business use of any automobile. Executive agrees to comply with reasonable reporting and expense limitations on the use of any automobile as may be established by the Bank from time to time, and the Bank will include any amount of income attributable to Executive’s personal use of an automobile on Executive’s IRS Forms W-2. The Bank will also provide Executive with a cellular phone and will pay (or reimburse Executive) for all reasonable expenses related to the business use of such phone. In addition to the foregoing, Executive and his spouse, will be entitled to attend one annual banking conference and such other conferences as may be approved by the Board of Directors of the Bank from time to time.

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death through the end of the month in which Executive’s death occurred. In addition, for one (1) year following Executive’s death, the Bank will continue to provide non-taxable medical and dental coverage substantially comparable to the coverage maintained by the Bank for Executive and his family immediately prior to Executive’s death. The continued benefits will be fully paid for by the Bank.

(b) Disability. This Agreement shall terminate in the event of Executive’s “Disability” as determined by the Board of Directors in its sole discretion, in which event Executive shall be entitled to receive the compensation and vested benefits due to Executive as of the date of Executive’s Disability, and Executive shall have no right to receive any other compensation or benefits under this Agreement. “Disability” shall mean Executive’s permanent and totally physical or mental impairment that restricts Executive from performing all the essential functions of normal employment.

(c) Termination for Cause. The Board of Directors may terminate Executive’s employment at any time for “Cause” as provided herein. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for benefits that have vested prior to the date of termination for Cause. Termination for “Cause” shall mean termination because of, in the good faith determination of the Board of Directors, Executive’s:

(i)	personal dishonesty of a material and substantial nature that results in a direct financial loss to the Bank;

(ii)	willful misconduct in the performance of his duties with the Bank, which has a material and adverse effect upon the Bank;

(iii)	breach of fiduciary duty involving personal profit;

(iv)	intentional failure to perform stated duties with the Bank, which has a material and adverse effect upon the Bank;

(v)

willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that results in Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude, fraud, or embezzlement or final cease-and-desist order; or

(vi)	material breach by Executive of any provision of this Agreement.

Termination for Cause shall not include or be predicated upon any act or omission by Executive, which is taken or made either: (i) at the direction of the Board of Directors; (ii) in good faith, under Executive’s reasonable belief that the act or omission was in the best interests of the Bank; (iii) pursuant to the advice of the Bank’s counsel; or (iv) to comply with a lawful court order, directive from a federal, state or local government agency or industry regulatory authority, or subpoena.

The Bank may not terminate Executive for Cause unless and until it shall deliver to him a written notice of Cause indicating the grounds constituting Cause, describing in reasonable detail the date, place and underlying facts constituting cause given within ninety (90) days after becoming aware of the event giving rise to said right to terminate for Cause and failure of Executive to cure Cause as identified by the Board within sixty (60) days after receipt of such written notice. The Bank may terminate Executive’s employment for Cause by providing a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose, finding that in the good faith opinion of the Board of Directors, Executive had engaged in or committed the conduct justifying termination for Cause. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause, unless it is determined that the Bank was not entitled to terminate Executive’s employment for Cause.

(d) Voluntary Termination by Executive Without Good Reason. Executive may voluntarily terminate employment during the term of this Agreement upon at least thirty (30) days prior written notice to the Board of Directors. Except upon Executive’s voluntary termination “With Good Reason” (as defined below), Executive shall have no right to receive any compensation or benefits under this Agreement or otherwise upon his voluntary termination of employment, except for the compensation or benefits that have already been earned or vested. The Bank may accelerate the date of termination upon receipt of written notice of Executive’s voluntary termination.

(e) Termination Without Cause or With Good Reason.

(i)

The Board of Directors may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board of Directors, terminate this Agreement at any time within 90 days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure. Any termination of Executive’s employment shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)

In the event of termination as described under Section 4(e)(i) and subject to the requirements of Section 4(e)(v), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to three times the average taxable income reported on Form W-2 (Box 1) for the five taxable years immediately preceding the year in which the termination of employment occurs. Notwithstanding the foregoing, the determination under this Section 4(e)(ii) of Executive’s average taxable income shall not take into account or include the payment made pursuant to Section 3(d) of this Agreement. The payment will be made to Executive within 30 days following Executive’s date of termination and will be subject to applicable withholding taxes.

(iii)

In addition, the Bank will continue to provide to Executive life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his termination under the same cost-sharing arrangements that apply for active employees of the Bank as of Executive’s date of termination. The continued coverage will cease upon the earlier of: (A) the expiration of the term of the Agreement; or (B) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to benefits that are substantially similar to the health and welfare benefits provided by the Bank. The period of continued health coverage required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the coverage period provided herein.

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs during the Term:

(A)

the failure to appoint or reappoint Executive to the Executive Position(s) set forth under Section 1, failure to appoint or reappoint Executive as Co-President and Co-Chief Executive Officer of the Company, failure to elect Executive to a three year term as a director of the Bank or the Company or, failure to re-nominate Executive as a director of the Bank or the Company;

(B)

a material change in Executive’s functions, duties, reporting or responsibilities with the Bank or the Company, which change would cause Executive’s position(s) to become of lesser responsibility, importance, or scope from the Executive Position(s) and attributes thereof described in Section 1;

(C)

a material increase in Executive’s functions, duties, or responsibilities with the Bank or the Company, without an increase in Base Salary (if appropriate) that is commensurate with compensation paid for said functions, duties, or responsibilities to a senior executive in the depository finance industry in the Baltimore-Washington, DC area;

(D)	a relocation of Executive’s principal place of employment by more than twenty (20) miles from its location at the Effective Date of this Agreement;

(E)

a material reduction in the benefits and perquisites to Executive from those being provided as of the later of the Effective Date or any subsequent Renewal Date, other than an employee-wide reduction in benefits and perquisites;

(F)	a liquidation or dissolution of the Bank or the Company, other than liquidations or dissolutions that are caused by reorganizations that do not negatively affect the status of Executive; or

(G)	a breach of this Agreement by the Bank.

(v)

Executive shall not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of claims (the “Release”) against the Bank and the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60th day following the date of Executive’s termination of employment, provided that if the 60 day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments and benefits described in this Section 4(e) will be paid, or commence, in the second calendar year.

(f) Effect on Status as a Director. In the event of Executive’s termination of employment under this Agreement for any reason, the termination shall also constitute Executive’s resignation as a director of the Bank or the Company, or any subsidiary or affiliate thereof, to the extent Executive is acting as a director of any of the aforementioned entities.

5.	CHANGE IN CONTROL.

(a) Change in Control Defined. For purposes of this Agreement, a “Change in Control shall mean (i) a change in the ownership of the Company or the Bank, (ii) a change in the effective control of the Company or the Bank, or (c) a change in the ownership of a substantial portion of the assets of the Company or the Bank as defined in accordance with Section 409A of the Code.

(i)

A change in the ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Bank.

(ii)

A change in the effective control of the Company or the Bank occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30 percent or more of the total voting power of the stock of the Company or the Bank, or (ii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Bank is another corporation.

(iii)

A change in a substantial portion of the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Bank, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(iv)

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding anything herein to the contrary, the reorganization of the Bank as the wholly-owned subsidiary of a holding company in a second-step mutual-to-stock conversion of Bay-Vanguard, M.H.C. shall not be deemed to be a Change in Control. Nor, for purposes of this Agreement, shall the transactions contemplated by the Merger Agreement constitute a Change in Control.

(b) Change in Control Benefits. Upon a Change in Control, the Bank (or any successor) shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, an amount equal to three (3) times the sum of (i) the average annual taxable compensation paid to Executive by the Bank (or its successor) (as reported in Box 1, Form W-2) for the five taxable years immediately preceding the year in which the Change in Control occurs and (ii) the matching contribution made by the Bank to Executive’s account under the “401(k)” plan sponsored by the Bank for the plan year immediately preceding the year in which the Change in Control occurs and (iii) the contribution made by the Bank to Executive’s account under the employee stock ownership plan sponsored by the Bank for the plan year immediately preceding the year in which the Change in Control occurs. Notwithstanding the foregoing, the determination under this Section 5(b) of Executive’s average taxable income shall not take into account or include the payment made pursuant to Section 3(d) of this Agreement. The payments will be made in a lump sum within ten days following the Change in Control and will be subject to applicable withholding taxes.

(i)

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Bank or the Company or their affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5(b) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (x) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (y) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (x) above is less than the amount under (y) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(ii)

The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(iii)

Any determination required under this Section 5(b), including whether any payments or benefits are parachute payments, shall be made by the Bank in its sole discretion. Executive shall provide the Bank with such information and documents as the Bank may reasonably request in order to make a determination under this Section 5(b). The Bank’s determination shall be final and binding on Executive.

6.	COVENANTS OF EXECUTIVE.

(a) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank. Executive will not, during or after the term of Executive’s employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b) Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(c) Reliance. Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

7.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and shall, as of the Effective Date, supersede any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Bank and Executive.

9.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

10.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.	REQUIRED PROVISIONS.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) Notwithstanding anything else in this Agreement to the contrary (with the exception of Section 4(c)(i)), Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). Notwithstanding the foregoing, this Section 11(g) shall not apply in the event of the Executive’s termination for Cause.

(c) Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(d) If the Bank cannot provide Executive or Executive’s dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive or Executive’s beneficiary or estate in the event of death a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 30 days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties. Notwithstanding the foregoing, if such cash payment would violate the requirements of Treasury Regulation Section 1.409A-3(j), Executive’s cash payment in lieu of the continued health insurance or welfare benefits as required by this Agreement shall be payable at the same time the related premium payments would have been paid by the Bank and will be payable for the duration of the applicable coverage period.

(e) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(f) Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

12.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Maryland, but only to the extent not superseded by federal law.

14.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The cost of the arbitrator shall be paid by the Bank; all other costs of arbitration shall be borne by the respective parties, except as otherwise provided in Section 14.

15.	PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank provided that the dispute is resolved substantially in Executive’s favor and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

16.	INDEMNIFICATION.

The Bank shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Executive having been a director or officer of the Bank or any subsidiary or affiliate of the Bank.

17.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank or the Company	BayVanguard Bank/BV Financial, Inc. 7114 North Point Road Baltimore, MD 21219 Attention: Chairman of the Board of Directors

To Executive:	Most recent address on file with the Bank

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BAYVANGUARD BANK

By:	/s/ Edmund T. Leonard
Name:	Edmund T. Leonard
Title:	Chairman of the Board

BV FINANCIAL, INC.

By:	/s/ Edmund T. Leonard
Name:	Edmund T. Leonard
Title:	Chairman of the Board

BAY-VANGUARD, M.H.C.

By:	/s/ Edmund T. Leonard
Name:	Edmund T. Leonard
Title:	Chairman of the Board

EXECUTIVE

/s/ Timothy L. Prindle
Timothy L. Prindle